As filed with the Securities and Exchange Commission on August 1, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN ALLIANCE BANCORPORATION

(Exact name of registrant as specified in its charter)

Delaware	88-0365922
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

One E. Washington St., Suite 1400

Phoenix, Arizona 85004

(Address and zip code of principal executive offices)

(602) 389-3500

(Registrant’s telephone number, including area code)

Western Alliance Bancorporation 2005 Stock Incentive Plan (As Amended and Restated Effective April 7, 2023)

(Full title of the Plan)

Dale M. Gibbons

Vice Chairman and Chief Financial Officer

One E. Washington St., Suite 1400

Phoenix, Arizona 85004

(602) 389-3500

(Name, address and telephone number of Agent for Service)

With a copy to:

Gregory F. Parisi, Esq.

Troutman Pepper Hamilton Sanders LLP

401 9th Street, N.W.

Washington, D.C. 20004

(202) 274-1933

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

COMMON STOCK BEING REGISTERED

The purpose of this Registration Statement on Form S-8 is to register an additional 2,800,000 shares of Common Stock, par value $0.0001 per share, for issuance pursuant to the Western Alliance 2005 Stock Incentive Plan, as amended and restated effective April 7, 2023 (the “2005 Incentive Plan”).

In accordance with General Instruction E to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 (Registration No. 333-127032) previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on July 29, 2005, the Registrant’s Registration Statement on Form S-8 (Registration No. 333-145548) previously filed by the Registrant with the Commission on August 17, 2007, the Registrant’s Registration Statement on Form S-8 (Registration No. 333-162107) previously filed by the Registrant with the Commission on September 24, 2009, the Registrant’s Registration Statement on Form S-8 (Registration No. 333-183574) previously filed by the Registrant with the Commission on August 27, 2012, the Registrant’s Registration Statement on Form S-8 (Registration No. 333-199727) previously filed by the Registrant with the Commission on October 30, 2014, and the Registrant’s Registration Statement on Form S-8 (Registration No. 333-239570) previously filed by the Registrant with the Commission on June 30, 2020 are incorporated herein by reference, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 23, 2023;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 8, 2023;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Commission on August 1, 2023;

(d)	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 27, 2023;

(e)

The Registrant’s Current Reports on Form 8-K filed with the Commission on February  7, 2023, February  9, 2023 (8-K/A), April  10, 2023, May  2, 2023, June  14, 2023, and August 1, 2023 (except for portions of such reports deemed to be furnished and not filed); and

(f)

The description of the Registrant’s Common Stock, par value $0.0001 per share, contained in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission February 25, 2023.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware, which is referred to herein as the Delaware Corporation Law. Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of the Registrant, or are or were serving at the request of the Registrant in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity if the indemnitee acted in good faith and in a manner they reasonably believed to be in or not opposed to the Registrant’s best interests, and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. In the case of actions brought by or in the right of the Registrant, Section 145 provides for indemnification only of expenses if the indemnitee acted in good faith and in a manner they reasonably believed to be in or nor opposed to the Registrant’s best interest and no indemnification may be paid if the indemnitee is judged liable unless, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

Article Eighth of the Registrant’s certificate of incorporation provides that, to the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to us or any stockholder for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of a director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VII of the Registrant’s bylaws provides for indemnification of its directors, officers, employees and agents, and for those serving in such roles with other business organizations or entities, in the event that such person was or is made a party to (or is threatened to be made a party to) any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that such person is or was serving in such a capacity for or on behalf of the Registrant. The Registrant will indemnify any such person against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith; provided, however, that it shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding (or part thereof) was authorized by the board of directors, (c) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware Corporation Law, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware Corporation Law.

The Registrant has entered into indemnification agreements with certain of its directors and executive officers in addition to indemnification provided for in its bylaws. The Registrant maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering it for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

Exhibit No.	Exhibit

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on June 3, 2014).

5.1	Opinion of Troutman Pepper Hamilton Sanders LLP as to the validity of the securities registered hereunder.

23.1	Consent of RSM US LLP.

24.1	Power of Attorney (included on the signature page hereto).

99.1	Western Alliance Bancorporation 2005 Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 14, 2023).

107	Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Maricopa, State of Arizona on August 1, 2023.

WESTERN ALLIANCE BANCORPORATION

By:	/s/ Dale M. Gibbons
Name:	Dale M. Gibbons
Title:	Vice Chairman and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Kenneth A. Vecchione and Dale M. Gibbons, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated as of August 1, 2023:

Signature:	Title:
/s/ Kenneth A. Vecchione	President and Chief Executive Officer; Director
Kenneth A. Vecchione

/s/ Bruce D. Beach	Chair
Bruce D. Beach

/s/ Dale M. Gibbons	Vice Chairman and Chief Financial Officer
Dale M. Gibbons	(Principal Financial Officer)

/s/ J. Kelly Ardrey, Jr.	Chief Accounting Officer
J. Kelly Ardrey, Jr.	(Principal Accounting Officer)

/s/ Kevin M. Blakely	Director
Kevin M. Blakely

/s/ Juan Figuereo	Director
Juan Figuereo

/s/ Paul S. Galant	Director
Paul S. Galant

/s/ Howard Gould	Director
Howard Gould

/s/ Marianne Boyd Johnson	Director
Marianne Boyd Johnson

/s/ Mary Tuuk Kuras	Director
Mary Tuuk Kuras

/s/ Robert Latta	Director
Robert Latta

/s/ Anthony Meola	Director
Anthony Meola

/s/ Bryan Segedi	Director
Bryan Segedi

/s/ Donald D. Snyder	Director
Donald D. Snyder

/s/ Sung Won Sohn	Director
Sung Won Sohn